Exhibit 10.21

ENABLE MIDSTREAM PARTNERS, LP

LONG TERM INCENTIVE PLAN

RESTRICTED UNIT GRANT AGREEMENT (IPO-CEO)

Date of Grant:

Name of Grantee:

Number of Restricted Units Granted:

Enable Midstream Partners, LP (the “Partnership”) is pleased to inform you that you have been granted the number of Restricted Units set forth above under the Enable Midstream Partners, LP Long Term Incentive Plan (the “Plan”). A Restricted Unit is a common unit of the Partnership that is subject to the forfeiture and non-transferability provisions set forth below in this agreement (the “Restrictions”).

Capitalized terms in this Restricted Unit Grant Agreement (the “Agreement”) not otherwise defined herein shall have the meanings set forth in the Plan. The terms of the grant are as follows:

1.	Restrictions. During the Restriction Period described in Section 2 below, none of the Restricted Units granted under this Agreement are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution and shall be subject to a risk of forfeiture, except as provided herein. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of any Restricted Units granted hereby to you that have not yet vested, such awards shall automatically and immediately be forfeited and cancelled.

2.	Restriction Period.

(a) The Restrictions described in Section 1 above shall commence on the Date of Grant and, except as provided herein, shall lapse on the fourth anniversary of the Date of Grant provided that you remain an Employee on such date (the “Restriction Period”).

(b) Notwithstanding Section 2(a) above, the Restrictions shall lapse before the expiration of the Restriction Period provided as follows:

(i) If the Partnership terminates your employment after the first anniversary of your date of hire, for any reason other than for Cause, the Restrictions shall lapse on your termination of employment, but only with respect to the greater of: (1) fifty percent (50%) of the Restricted Units granted herein or (2) a pro rata number of the Restricted Units granted herein, based upon the number of days you remained employed during the Restriction Period, and all Remaining Units shall automatically and immediately be forfeited and cancelled on the date of your termination.

(ii) If you experience a Qualifying Termination prior to the expiration of the Restriction Period, the Restrictions shall lapse on the date of your Qualifying Termination.

(iii) If you terminate your employment with the Partnership and its Affiliates prior to the expiration of the Restriction Period due to your Retirement, the Restrictions shall lapse on the date of your Retirement, but only with respect to a pro rata number of Restricted Units based upon the number of days you remained an Employee during the Restriction Period, and all remaining Restricted Units shall automatically and immediately be forfeited and cancelled on the date of your Retirement.

(c) In the event your status as an Employee is terminated prior to the time that the Restrictions on the Units lapse as described in Section 2(a) or Section 2(b) above, the Restricted Units shall automatically and immediately be forfeited and cancelled on the date of such termination.

3.	Evidence of Grant. The Restricted Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in your name in the Unit register of the Partnership or (ii) a Unit certificate issued in your name. Certificates representing the Units acquired under this Agreement may bear such legend or legends as the Committee deems appropriate. If the Restricted Units are evidenced by a certificate, the Partnership may hold the certificate for safekeeping until the forfeiture occurs or the Restrictions lapse pursuant to the terms of this Agreement.

4.	Voting Rights and Distributions. You shall have such voting rights as are applicable to a Unit. You shall also have a right to receive all distributions paid during the Restriction Period with respect to the Restricted Units granted herein as provided in this Section 4. All distributions paid on your Restricted Units during the Restriction Period will be held by the Partnership and paid to you in cash at the conclusion of the Restriction Period (or upon your termination as provided in Section 2(b) above, if earlier), but only with respect to Restricted Units for which the Restrictions have lapsed. Such cash payment will equal (i) the number of Restricted Units awarded to you under this Agreement for which the Restrictions have lapsed multiplied by (ii) the aggregate amount of distributions per Unit paid to the Partnership’s unitholders on Units during the Restriction Period (or, during the period from the beginning of the Restriction Period through the date of your termination as provided in Section 2(b) above, if applicable), without interest.

5.	Definitions. As used herein, the following capitalized terms have the following meanings:

“Cause” means the Partnership terminates your employment with the Partnership and its Affiliates due to your:

(a)	gross negligence in the performance of duties;

(b)	conviction of a felony; or

(c)	intentional misconduct that results in substantial injury to the Partnership .

Notwithstanding the foregoing, your termination of employment shall not be considered to be due to “Cause” unless: (1) the Partnership notifies you in writing no later than thirty (30) calendar days after the occurrence of the event it claims constitutes Cause, stating with reasonable specificity the breach by you, (2) you fail to cure such breach within ten (10) calendar days after the date of such notice, and (3) the Partnership terminates your employment with the Partnership and its Affiliates no later than thirty (30) calendar days after the end of such cure period.

“Disability” means you are receiving long term disability benefits under a long term disability plan of the Partnership, the Company or their Affiliates; provided such Disability qualifies as a “disability” under Code Section 409A.

“Good Reason” means you terminate your status as an Employee due to:

(a)	a failure of the Partnership (or a successor) to maintain you in the position of President and Chief Executive Officer of the Partnership or its successor entity;

(b)	a significant adverse change in your authorities, powers, functions, responsibilities or duties;

(c)	your being involuntarily required to relocate your office or principal residence as a requirement of continued employment in the position of President and Chief Executive Officer of the Partnership or its successor entity; or

(d)	a failure of the Partnership to materially perform its obligations under the Letter Agreement.

Notwithstanding the foregoing, your termination of employment shall not be considered to be due to “Good Reason” unless: (1) you notify the Partnership in writing no later than thirty (30) calendar days after the occurrence of the event that you claim constitutes Good Reason, stating with reasonable specificity the breach by the Partnership, (2) the Partnership fails to cure such breach within ten (10) calendar days after the date of such notice, and (3) you terminate your employment with the Partnership and its Affiliates no later than thirty (30) calendar days after the end of such cure period.

“Letter Agreement” means that certain Executive Employment Term Sheet between Enable GP, LLC, on behalf of the Partnership and the Executive, dated December 29, 2013.

“Qualifying Termination” means your employment with the Partnership and its Affiliates is terminated:

(a)	due to your death;

(b)	due to your Disability;

(c)	by the Partnership, within two years following a Change in Control, for any reason other than for Cause; or

(d)	by you for Good Reason.

“Retirement” means your status as an Employee is terminated on or after reaching age sixty (60) and having ten (10) or more years of credited service as an Employee.

6.	Employment. Nothing in this Agreement or in the Plan shall confer any right to you to remain an Employee or restrict the Partnership, the Company or their Affiliates, as applicable, from terminating your employment at any time. Employment with an Affiliate of the Partnership or an Affiliate of the Company shall be deemed to be employment with the Partnership for purposes of the Plan. Unless you have a separate written employment agreement with the Partnership, the Company, or their Affiliates, as applicable, that provides to the contrary, you are, and shall continue to be, an “at will” employee.

7.	Withholding of Taxes. To the extent that the vesting or issuance of a Restricted Unit results in the receipt of compensation by you with respect to which the Partnership or an Affiliate has a tax withholding obligation pursuant to applicable law, no such vesting or issuance shall occur or be made pursuant to this Agreement until you have paid or made arrangements approved by the Committee to satisfy your tax withholding obligations. For purposes of this paragraph, unless you make other arrangements or are subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy your obligations with respect to any applicable tax withholding by withholding a number of vested Units having a then-fair-market value equal to such tax withholding obligations.

8.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted herein. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties relating to the subject matter hereof are hereby null and void and of no further force and effect except that all portions of the Letter Agreement other than the IPO Unit Grant section are not extinguished and continue with full further force and effect.

9.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

10.	Non-issuance of Units if Violation of Law or Policy. Notwithstanding any other provision of this Agreement, the Partnership shall not be obligated to deliver to you any unrestricted Units if counsel to the Partnership determines such delivery would violate any law or regulation of any governmental authority or agreement between the Partnership and any national securities exchange upon which the Units are listed or any policy of the Partnership or any Affiliate.

11.	Incorporation of the Plan. The Restricted Units issued pursuant to this Agreement are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Partnership as provided in the Plan, in its discretion, to amend your Restricted Unit awards without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

12.	Acceptance of Award. By execution of this Agreement, you accept the award evidenced hereby, acknowledge receipt of a copy of the Plan (a copy of which is attached as Exhibit A), represent that you are familiar with the terms and provisions thereof and agree to be bound thereby. You further agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.

ENABLE MIDSTREAM PARTNERS, LP By Enable GP, LLC, Its General Partner

By:
Name:
Title:

Grantee Acknowledgment and Acceptance:

By:
Name:

EXHIBIT A

ENABLE MIDSTREAM PARTNERS, LP LONG TERM INCENTIVE PLAN